Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	October 6, 2021
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Agreement to Sell Lusk Business Park in San Diego, California

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB; the “Company”) has entered into a Purchase and Sale Agreement (the “Agreement”) by and between the Company and an affiliate of Longfellow Real Estate Partners (the “Buyer”). The Agreement provides that, upon the terms and subject to the conditions set forth therein, the Buyer will acquire the Company’s Lusk Business Park, located in the Sorrento Mesa submarket of San Diego, California, for a gross purchase price of $315.4 million (the “Lusk Sale”). As of October 6, 2021, the Buyer’s due diligence period expired without exception and the required purchase deposit became non-refundable. The Company expects the net proceeds from the Lusk Sale, after payment of transaction costs, will be approximately $311.0 million.

“We are pleased to announce the Agreement to sell our Lusk Business Park,” said Mac Chandler, the Company’s President and Chief Executive Officer. “Our infill 20.6 acre Lusk property with its 1.8 million square feet of zoned life science development potential is an extremely valuable asset. This accretive transaction will allow us to realize significant value for our stockholders.”

The Company noted that the net sale price of $311.0 million equates to a cap rate of roughly 1.6% based on fiscal year 2021 forecasted net operating income of $5.1 million. The Company went on to note that it anticipates approximately $50.5 million of the net sale proceeds will qualify as a Section 1031 exchange for its recently acquired Port America Industrial Park in Dallas, Texas. If the Company is unable to find a suitable Section 1031 exchange opportunity for the remainder of the net sale proceeds from the Lusk Sale by year end, it expects to declare and pay, by year end, a one-time special dividend sourced by a portion of the disposition proceeds. The actual amount of any special dividend will be determined by the Company based on its estimate of 2021 REIT taxable income. Based on its preliminary estimate of 2021 REIT taxable income, the Company currently expects the special dividend would be between $166.0 million and $183.5 million, or $4.75 to $5.25 per common share and unit. The remainder of the net sale proceeds would be available to the Company for use for the redemption of its Series W preferred shares which yield a preferred coupon rate of 5.2% which the Company recently announced it will redeem in full on November 3, 2021.

The Company previously announced that it is also marketing for sale its Royal Tech Business Park in Irving, Texas, and noted that that process is ongoing and expects to provide an update at its forthcoming investor call to discuss third quarter 2021 earnings.

Company Information

PS Business Parks, Inc., a S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office. Located primarily in major coastal markets, PS Business Parks’ 97 properties serve approximately 5,100 tenants in 28 million square feet. The portfolio also includes 800 residential units (inclusive of units in-process).

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; security breaches, including ransomware, or a failure of the Company’s networks, systems, or technology, which could adversely impact the Company’s operations or its business, customer and employee relationships or result in fraudulent payments; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

# # #